Exhibit 99.1

For release: February 24, 2011	For further information contact:
Steven R. Lewis, President & CEO
David W. Gifford, CFO
(330) 373-1221

First Place Financial Corp. Reports Receipt of Nasdaq Notification Letter

Warren, Ohio - First Place Financial Corp. (Nasdaq: FPFC) (the “Company”) today reported that it has received a letter from The Nasdaq Stock Market (“Nasdaq”), dated February 17, 2011, indicating that the Company is not in compliance with the filing requirements for continued listing under Nasdaq Marketplace Rule 5250(c)(1).  The Nasdaq letter, which the Company expected, was issued in accordance with standard Nasdaq procedures due to the delayed filing of the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2010 (“December Form 10-Q”), with the U.S. Securities and Exchange Commission (“SEC”).

As previously disclosed, the Company requires additional time to file the December Form 10-Q as it responds to the findings of the Office of Thrift Supervision (“OTS”), its primary regulator, in the course of their annual periodic examination of the Company’s wholly-owned subsidiary, First Place Bank (the “Bank”).  The findings relate principally to the level of the Bank’s allowance for loan losses.  Management has engaged the services of an independent firm to assist in conducting a detailed review of the Bank’s loan portfolio to substantiate the appropriate level of the allowance.  Upon completing this process, management intends to proceed with the completion and filing of: (i) an amendment to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, (ii) the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2010 (“September Form 10-Q”), and (iii) the December Form 10-Q.

The Company previously submitted a plan to regain compliance with Nasdaq’s filing requirements for continued listing in connection with the delayed filing of the September Form 10-Q.  As a result of the delayed filing of the December Form 10-Q, the Company is required to update this plan by March 4, 2011.  The Company’s updated plan will include a request that Nasdaq allow the Company until May 16, 2011, to regain compliance with all delinquent filings.

About First Place Financial Corp.

First Place Financial Corp. is a $3.1 billion financial services holding company based in Warren, Ohio, with two wholly-owned subsidiaries: First Place Bank and First Place Holdings, Inc.  Through First Place Bank, the Company operates 41 retail locations, 2 business financial service centers and 24 loan production offices.  Wholly-owned subsidiaries of First Place Holdings, Inc. include First Place Insurance Agency, Ltd., and First Place Real Estate, Ltd.  First Place Holdings, Inc. also has a 75% interest in Title Works Agency, LLC.  Additional information about First Place Financial Corp. may be found on the Company’s web site:  www.firstplacebank.com.